Exhibit 23.B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-82412, 333-127797) and Form S-8 (File Nos. 333-127951, 333-126599, 333-126597, 333-96959, 333-26813, 333-26831, 333-26823, 033-46519, 033-49956, 033-51851, 033-57553, 033-51853, 333-75781, 333-78949, 333-78951, 333-78979, 333-94717, 333-94719, 333-64240, and 333-31060) of El Paso Corporation of our report dated February 20, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Midland Cogeneration Venture L.P., which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
February 27, 2006